Exhibit 2.1 (c)

Second Amendment to

Purchase and Assumption Agreement

by and between

Vision Bank and Park National Corporation

and

Centennial Bank and Home BancShares, Inc.

This Second Amendment (this “Second Amendment”) to the Purchase and Assumption Agreement by and between Vision Bank and Park National Corporation and Centennial Bank and Home BancShares, Inc. dated November 16, 2011 (the “Purchase and Assumption Agreement”) is effective as of this 30th day of April, 2012.

WHEREAS, Vision Bank and Park National Corporation (collectively referred to as “Seller”) and Centennial Bank and Home BancShares, Inc. (collectively referred to as “Buyer”) previously entered into the Purchase and Assumption Agreement and the First Amendment to the Purchase and Assumption Agreement, effective as of January 25, 2012 (the “First Amendment”); and

WHEREAS, pursuant to the Agreement and Plan of Merger, entered into as of January 25, 2012, by and between Vision Bank and SE Property Holdings, LLC, an Ohio limited liability company (“SE LLC”), on February 16, 2012, Vision Bank merged with and into SE LLC (the “Vision Bank – SE LLC Merger”); and

WHEREAS, as a result of the Vision Bank – SE LLC Merger, (i) title to all of the assets and other property, and any interests therein, owned by Vision Bank transferred to SE LLC and (ii) SE LLC became responsible for all of the liabilities and obligations of Vision Bank, including those under the Purchase and Assumption Agreement as amended by the First Amendment; and

WHEREAS, pursuant to Section 7.7 of the Purchase and Assumption Agreement, Seller granted to Buyer the “Put Option for Purchased Loans” set forth in, and in accordance with, the terms of Schedule S to the Purchase and Assumption Agreement; and

WHEREAS, Seller (including SE LLC as the successor to Vision Bank) and Buyer desire to amend Schedule S to the Purchase and Assumption Agreement in order to allow Buyer to exercise the right to put Purchased Loans (as defined in the Purchase and Assumption Agreement) back to Buyer on a more frequent basis but still subject to the same final expiration date for exercising such put right; and

WHEREAS, Seller and Buyer desire to amend Schedule S to clarify the calculation of “Net Book Value” which, in turn, determines the “Repurchase Price” to be paid by Buyer in respect of the applicable put-back Purchased Loan(s);

NOW, THEREFORE, the parties hereby amend Schedule S to the Purchase and Assumption Agreement in the following respects:

1.	The definition of “Net Book Value” is hereby amended by deleting the same in its entirety and substituting therefor the following:

“Net Book Value” shall mean the unpaid principal balance and up to 90 days of accrued interest of any put-back Purchased Loan on the books of BUYER on the applicable Option Exercise Date less prior charge-offs and a 3.68% valuation allowance.

2.	The definition of “First Option Exercise Date” is hereby deleted in its entirety.

3.	The definition of “Second Option Exercise Date” is hereby deleted in its entirety.

4.	The following definition of “Option Exercise Date” is hereby added:

“Option Exercise Date” shall mean such Business Day which is mutually agreed upon by BUYER and SELLER as the day on which BUYER shall transfer the Purchased Loan(s) and any related liabilities to SELLER and SELLER shall pay to BUYER an amount equal to the Repurchase Price for such Purchased Loan(s); provided that BUYER has provided SELLER a preliminary notice of the Purchased Loans that BUYER wishes to put-back to SELLER no later than five (5) calendar days before the applicable Option Exercise Date; and provided further that no Option Exercise Date may occur after the Final Option Exercise Date.

5.	The following definition of “Final Option Exercise Date” is hereby added:

“Final Option Exercise Date” shall mean the first Business Day which is 180 calendar days after the Closing Date, exclusive of the Closing Date.

6.	Paragraph (a) of the section of Schedule S captioned “Putback of Purchased Loans” is hereby amended by deleting the same in its entirety and substituting therefor the following:

(a)  Buyer’s right to put Purchased Loans back to SELLER shall total no more than $7,500,000 of Purchased Loans in the aggregate. The put may be exercised in whole or in part by BUYER on any Option Exercise Date on or before the Final Option Exercise Date but in no event, and notwithstanding anything in this Agreement to the contrary, shall the total amount of put-back Purchased Loans exceed $7,500,000. BUYER shall exercise the put option by providing SELLER a preliminary notice of the Purchased Loans that it wishes to put-back to SELLER no later than five (5) calendar days before the applicable Option Exercise Date. After the expiration of the Final Option Exercise Date, BUYER’s right to put-back Purchased Loans to SELLER shall terminate. BUYER shall have the right to put back all or part of a Purchased Loan if necessary to utilize the entire $7,500,000.

Except as previously amended by the First Amendment and as amended by this Second Amendment, the Purchase and Assumption Agreement remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed by their respective officers thereunto duly authorized, all as of the date first above written.

CENTENNIAL BANK		SE PROPERTY HOLDINGS, LLC
(as successor to VISION BANK)

By:	/s/ Randy Mayor	By:	/s/ Brady T. Burt
Name:	Randy Mayor	Name:	Brady T. Burt
Its:	Chief Financial Officer	Its:	Secretary

HOME BANCSHARES, INC.		PARK NATIONAL CORPORATION

By:	/s/ Randy Mayor	By:	/s/ John W. Kozak
Name:	Randy Mayor	Name:	John W. Kozak
Its:	Chief Financial Officer	Its:	Chief Financial Officer

-3-